PRICING SUPPLEMENT NO. 67 DATED                   Filed Pursuant to
APRIL 22, 1999 TO PROSPECTUS DATED                Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY               File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.

Aggregate Principal Amount:             $923,000.00
Original Issue Date (Settlement Date):  April 27, 1999
Stated Maturity Date:                   April 15, 2006
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          7.000% Per Annum
Interest Payment Dates:        April 15 and October 15 and semi-annually
                               Thereafter commencing October 15, 1999
Survivor's Option:                      [X] Yes   [   ] No
Optional Redemption:                    [X] Yes   [   ] No

Initial Redemption Date:                April 15, 2001
Redemption Price:              Initially 101% of Principal Amount and
                               100% after the first anniversary of the
                               Initial Redemption Date.

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $ 62,000.00
Prudential Securities Incorporated      $ 92,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $152,000.00
J.W. Korth & Company                    $617,000.00
      Total                             $923,000.00

                                        Per Note Sold by
                                        Agents To Public     Total

Issue Price:                            $1,000.00        $923,000.00
Agent's Discount or Commission:         $    7.00        $  6,461.00
Maximum Dealer's Discount or
  Selling Concession:                   $   18.00        $ 16,614.00
Proceeds to the Company:                $  975.00        $899,925.00

CUSIP Number:  12589QH33